              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                    Exhibit 11.0

ZAPATA CORPORATION

Statement Regarding Computation of Per Share Earnings

                                                             Three Months Ended    Three Months Ended
                                                               March 31, 2002        March 31, 2001
Net income (loss) (in thousands)                                 $    1,224            $   (1,157)
Actual outstanding common shares at beginning of period               2,391                23,889
Effect of ten-for-one reverse stock split                                --               (21,500)
Other adjustments                                                        --                     1
                                                                 ----------            ----------
Weighted average common shares outstanding - basic                    2,391                 2,390
Net income (loss) per share - basic                              $     0.51            $    (0.48)

Dilutive effect of outstanding options                                    5                    --
Weighted average common shares outstanding - diluted                  2,396                 2,390
Net income (loss) per share - diluted                            $     0.51            $    (0.48)


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